Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (as amended, modified, supplemented or restated from time to time, this “Agreement”) is made and entered into this 26th day of February 2010, by and among Francesca’s Holdings Corporation, a Delaware corporation (“Parent”), Francesca’s Collections, Inc., a Texas corporation (“Francesca’s”), and Kyong Yi Gill, an individual (the “Executive”). Parent and Francesca’s are herein collectively referred to as the “Company”.

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. Parent, CCMP Capital Investors II, L.P., CCMP Capital Investors (Cayman) II, L.P. (CCMP Capital Investors II, L.P., CCMP Capital Investors (Cayman) II, L.P., together the “Investors”), the Executive, as Stockholders’ Representative and as a stockholder of Parent, and the other individual stockholders of Parent have entered into that certain Stock Purchase Agreement, dated as of February 26, 2010 (as may be amended, modified, supplemented or restated from time to time, the “Stock Purchase Agreement”).

B. The Company desires to provide for the continued services of the Executive upon and following the Closing (as such term is defined in the Stock Purchase Agreement) on the terms and conditions set forth in this Agreement and the Executive and the Company desire to supersede the existing employment letter agreement between the Executive and Parent, dated as of April 16, 2007 (as may have been amended, modified, supplemented or restated from time to time, the “Prior Employment Agreement”), and the existing Non-Competition and Non-Solicitation Agreement between the Executive and Parent, dated as of April 16, 2007 (as may have been amended, modified, supplemented or restated from time to time, the “Prior Non-Competition Agreement”).

C. This Agreement shall be effective immediately following the Closing (the date on which such Closing occurs, the “Effective Date”), shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements with respect to such relationship (including, without limitation, the Prior Employment Agreement and the Prior Non-Competition Agreement); provided, that, for purposes of clarity, this Agreement shall not affect the Executive’s obligations in the Stock Purchase Agreement or the Stockholders’ Agreement, by and among Parent, CCMP Capital Investors II, L.P., a Delaware limited partnership, CCMP Capital Investors (Cayman) II, L.P., a Cayman Islands exempted limited partnership, Francesca’s, the Management Stockholders (as defined therein) and any other Persons signatory thereto from time to time, dated as of February 26, 2010 (as amended, modified, supplemented or restated from time to time, the “Stockholders’ Agreement”).

D. The Executive desires to continue in the employ of the Company on the terms and conditions set forth in this Agreement.

E. This Agreement is a material inducement to the willingness of the parties to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2	Duties. During the Period of Employment, the Executive shall serve Francesca’s as its Chief Merchandising Officer and shall have the powers, authorities, and duties of management usually vested in such position of a corporation of a similar size and nature Francesca’s, as applicable, subject to the legal directives of Francesca’s CEO and Parent’s Board of Directors (the “Parent Board”) in exercising its general oversight function. The Executive shall report to Francesca’s CEO during the Period of Employment.

1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of her abilities, and (iii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Parent Board. The Parent Board shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Parent Board reasonably determines that the Executive’s service on such board or body substantially interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates (as such term is defined in Section 5.5), successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out her duties hereunder; (iii) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement, the Prior Employment Agreement and the Prior Non-Competition Agreement) with any other Person; and (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

2.

Period of Employment. The “Period of Employment” shall be a period of three (3) years commencing on the Effective Date and ending at the close of business on the third (3rd) anniversary of the Effective Date; provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on each anniversary of the Effective Date (commencing with the third (3rd) anniversary of the Effective Date), unless either party gives notice, in writing, at least ninety (90) days prior to such anniversary, that the Period of Employment shall not be extended (or further extended, as the case may be) (any such notice, a “Nonrenewal Notice”), The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of a Nonrenewal Notice shall not be a breach of this Agreement and shall not constitute either a termination by the Company without Cause or resignation by the Executive for Good Reason. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided in Section 5 of this Agreement.

3.	Compensation.

3.1	Base Salary. The Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in semi-monthly installments. The Executive’s Base Salary shall be at an annualized rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00). The Parent Board will review the Executive’s Base Salary at least annually and, after such review, may increase (but not decrease) the Executive’s Base Salary from the level then in effect.

3.2	Incentive Bonus. The Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”); provided, that, the Executive must be employed by the Company at the time the Company pays its annual bonuses generally with respect to any such fiscal year in order to be eligible for an Incentive Bonus with respect to that fiscal year (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Incentive Bonus with respect to the fiscal year in question). The Executive’s target Incentive Bonus amount for a particular fiscal year of the Company shall equal 75% of the Executive’s Base Salary paid by the Company to the Executive for that fiscal year; provided, that, the Executive’s actual Incentive Bonus amount for a particular fiscal year (which may, in part, be based on Francesca’s achievement of certain EBITDA targets) shall be determined by the CEO and approved by the Parent Board. For purposes of this Agreement, “EBITDA” means the consolidated earnings of Parent and its subsidiaries before interest, taxes, depreciation and amortization. The Parent Board may modify the applicable EBITDA targets to the extent that it determines that an adjustment is appropriate to preserve the intended incentives and benefits to reflect (1) any change in corporate capitalization, any corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of Parent or Francesca’s, as applicable, (2) any change in accounting policies or practices, or (3) the effects of any non-recurring, extraordinary or special gains or charges to the earnings of Parent or Francesca’s, as applicable.

3.3	Equity Incentive Grant. From time to time, the Parent Board may consider the Executive’s eligibility for and may award the Executive equity-based incentive awards, subject to the applicable plan, written award agreement and other documentation that the Parent Board may implement.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2	Term Life Insurance. During the Period of Employment, the Company shall at its expense procure and keep in effect term life insurance on the life of the Executive, payable to such beneficiaries as the Executive may from time to time designate, in the aggregate amount of $3,000,000; provided, that the Executive is insurable on reasonable terms and conditions as determined by the Parent Board in its reasonable discretion.

4.3	Long-Term Disability. During the Period of Employment, the Company shall at its expense provide the Executive with long-term disability benefit coverage, subject to the terms of such long-term disability plan as may be in effect from time to time; provided, that the Executive is insurable on reasonable terms and conditions as determined by the Parent Board in its reasonable discretion.

4.4	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

4.5

Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year; provided, that, such vacation shall accrue and be subject to the Company’s vacation policies in effect from time to time. Upon any termination of the Executive’s employment during the Period of Employment, the Company shall pay the Executive for all accrued and unused vacation up to the maximum rate of vacation accrual (4 weeks per year) based on her Base Salary immediately prior to such termination. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company and the Period of Employment, may be terminated by the Company: (i) immediately upon notice, with Cause (as defined in Section 5.5), or (ii) with no less than thirty (30) days’ advance notice to the Executive, without Cause, or (iii) in the event of the Executive’s Disability (as defined in Section 5.5). The Executive’s employment by the Company, and the Period of Employment, shall automatically terminate upon the Executive’s death.

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive: (i) for Good Reason (as defined in Section 5.5), or (ii) for any reason with no less than thirty (30) days’ advance written notice to the Company.

5.3	Benefits upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)	The Company shall pay the Executive (or, in the event of her death, the Executive’s estate) any Accrued Obligations (as such term is defined in Section 5.5);

(b)	If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of a termination by the Company without Cause or a resignation by the Executive with Good Reason (as such term is defined in Section 5.5), the Executive shall be entitled to the following benefits:

(i)

The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to two times her Base Salary at the annualized rate in effect on the Severance Date. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 5.8(a), the Company shall pay the Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twenty-four (24) consecutive months, with the first installment payable in the month following the month in which the Executive’s Separation from Service (as such term is defined in Section 5.5) occurs. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Benefit. For example, if such installments were to be made on a monthly basis, each installment would equal one-twenty-fourth (l/24th) of the Severance Benefit.)

(ii)	The Company will pay or reimburse the Executive for her premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided, that, the Company’s obligation to make any payment or reimbursement pursuant to this clause (iii) shall, subject to Section 5.8(a), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage in the twenty-fourth month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent that the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(c)	Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches her obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or to any continued Company-paid or reimbursed coverage pursuant to Section 5.3(b)(ii). In such event, the first installment of the Severance Benefit contemplated by Section 5.3(b)(i) shall, in and of itself, constitute good and sufficient consideration for the Executive’s release contemplated by Section 5.4(a).

(d)	The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any);

5.4	Release; Exclusive Remedy.

(a)	This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary, if any. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any other obligation to accelerate vesting of any equity-based award, if any, in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following (and in all events, within twenty-one (21) days of, unless a longer period of time is required by applicable law) her last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of Parent or Francesca, as applicable, and as a fiduciary of any benefit plan of the Company or any Affiliate of Parent or Francesca, as applicable, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

(b)	The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award, if any, in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of her employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.5	Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means:

(i)	any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date;

(ii)	any accrued and unused vacation that had had not been paid, up to a maximum of 4 weeks; and

(iii)	any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date.

(b)

As used herein, “Affiliate” shall refer to any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with either Parent or Francesca’s. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the avoidance of doubt, Bear Growth Capital Partners, L.P. (“BGCP”) shall not be deemed to be an Affiliate of either of the Investors, and neither Investor shall be deemed to be an Affiliate of BGCP.

(c)	As used herein, “Cause” shall mean, as reasonably determined by the Parent Board (excluding the Executive, if he is then a member of the Parent Board) based on the information then known to it, that one or more of the following has occurred:

(i)	the Executive has committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)	the Executive has engaged in acts of fraud, dishonesty or other acts of material willful misconduct in the course of her duties hereunder;

(iii)	the Executive willfully fails to perform or uphold her duties under this Agreement and/or willfully fails to comply with reasonable directives of the Parent Board, in either case after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has violated her obligations to the Company or has failed to comply with any such directives, as applicable; or

(iv)	any breach by the Executive of any provision of Section 6, or any material breach by the Executive of this Agreement or any other contract he is a party to with the Company.

(d)	As used herein, “Disability” shall mean a physical or mental impairment which renders the Executive unable to perform the essential functions of her employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(e)	As used herein, “Good Reason” shall mean a resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions:

(i)	a material diminution in the Executive’s rate of Base Salary;

(ii)	a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)	a material change in the geographic location of the Executive’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Company’s executive offices constitute a “material change”); or

(iv)	a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for a Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for a Good Reason.

(f)	As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(g)	As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7	Limitation on Benefits.

(a)

Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its Affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards, if any) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless the Executive shall have given prior Written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, if any, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, if any, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 5.7(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b)	Any determination that Total Payments to the Executive must be reduced or eliminated in accordance with Section 5.7(a) and the assumptions to be utilized in arriving at such determination, shall be made by the Parent Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Parent Board hereunder, it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto). In the event that any Total Payment made to the Executive shall be determined to otherwise result in the imposition of any tax under Section 4999 of the Code and a reduction in Total Payments is required pursuant to Section 5.7(a), then the Executive shall promptly repay to the Company the amount of any such overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

(c)

If any portion of the Total Payments would otherwise be subject to the excise tax imposed by Section 4999 of the Code (before giving effect to any reduction in Total Payments contemplated by Section 5.7(a)), the Company shall use its reasonable efforts to seek (in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations) the approval by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to the Total Payments that would be reduced or eliminated by operation of Section 5.7(a) if such shareholder approval was not obtained.

5.8	Section 409A.

(a)	If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) until the earlier of (i) the date which is six (6) months after her or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 5.8(a) shall be paid (without interest) as soon as practicable (and in all events within twenty (20) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(b)	To the extent that any reimbursements pursuant to Section 4.4 or any benefits pursuant to Section 5.3(b)(ii) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. The reimbursements pursuant to Section 4.4 and the benefits pursuant to Section 5.3(b)(ii) are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive receives in any other taxable year.

(c)	It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

6.	Protective Covenants.

6.1	Confidential Information; Inventions.

(a)

The Executive acknowledges and agrees that, in the course of her past employment with the Company and its Affiliates, she was provided, and became familiar, with the Trade Secrets and Confidential Information (as defined below)

belonging to the Company and its Affiliates because she had contractually agreed, inter alia, not to disclose such information, and not to engage in certain post-employment competitive and solicitation activities; and that the Company and its Affiliates would not have provided her access to such information but for her non-disclosure, non-competition and non-solicitation agreements; which agreements are hereby superseded by this Agreement. The Executive further acknowledges and agrees that the Company and its Affiliates shall provide to her, and she shall become familiar with, additional Trade Secrets and Confidential Information belonging to the Company and its Affiliates only if she contractually agrees, pursuant to this Agreement, not to disclose any Trade Secrets and Confidential Information of the Company and its Affiliates, and not to engage in certain post-employment competitive and solicitation activities (as described below); and that the Company and its Affiliates would not provide her access to such information but for her non-disclosure, non-competition and non-solicitation agreements set forth in this Agreement.

(b)	The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Trade Secrets and Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by her, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in her possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under her control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(c)

As used in this Agreement, the term ‘Trade Secrets and Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Trade Secrets and Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Trade Secrets and Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(d)	As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during-her employment by the Company or any of its Affiliates prior to the Effective Date, that she may discover, invent or originate during the Period of Employment or at any time in the period of twelve months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as her attorney-in-fact to execute on her behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

6.2	Restriction on Competition. The Executive affirmatively represents, acknowledges and agrees that (a) the value of the consideration received directly or indirectly by her pursuant to the Stock Purchase Agreement is substantial and that preservation of the goodwill associated with the Company is a part of the consideration which the Investors are receiving in the Stock Purchase Agreement and (b) if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the Restricted Period, it would be impossible for the Executive not to disclose, rely on, or use the Company’s and its Affiliates’ Trade Secrets and Confidential Information. Thus, the Executive further affirmatively represents, acknowledges and agrees that to protect, and avoid the inevitable disclosure and/or use of, the Company’s and its Affiliates’ Trade Secrets and Confidential Information, and to protect the Company’s and its Affiliates’ legitimate business interests, relationships and goodwill, during the Period of Employment and during the Restricted Period, the Executive should not be permitted, will not, and should be enjoined (if necessary) from directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business (as defined below). For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States and Canada (the “Restricted Area”) that at any time during the Period of Employment, or any and time during the Restricted Period engages in the business of operating retail stores for the sale of women’s apparel, jewelry, accessories, gifts, greeting cards, picture frames and related items. The parties hereto agree that the Company intends to engage in business throughout the Restricted Area, even if it does not currently do so, and therefore its scope is reasonable. For purposes of this Agreement, the “Restricted Period” shall refer to (i) the twenty-four month period after the Severance Date if the severance event is as a result of the Executive’s termination of employment by the Company without Cause or her resignation for Good Reason, and (ii) the twelve month period after the Severance Date, if the severance event is as a result of any other reason (other than a termination of employment by the Company without Cause or a resignation for Good Reason). Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

6.3

Non-Solicitation of Employees and Consultants. For the same reasons described in Section 6.2 above, the Executive further affirmatively represents, acknowledges and agrees that to protect, and avoid the inevitable disclosure and/or use of, the Company’s and its Affiliates’ Trade Secrets and Confidential Information, and to protect the Company’s and its Affiliates’ legitimate business interests, relationships and goodwill, during the Period of Employment and during the Restricted Period, the Executive should not be permitted, will not, and should be enjoined (if necessary) from being able to directly or indirectly through any other Person: (i) induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any Affiliate of the Company until twelve months after such individual’s employment relationship with the Company or such Affiliate has been terminated.

6.4	Non-Solicitation of Customers. For the same reasons described in Section 6.2 above, the Executive further affirmatively represents, acknowledges and agrees that to protect, and avoid the inevitable disclosure and/or use of, the Company’s and its Affiliates’ Trade Secrets and Confidential Information, and to protect the Company’s and its Affiliates’ legitimate business interests, relationships and goodwill, during the Period of Employment and during the Restricted Period, the Executive should not be permitted, will not, and should be enjoined (if necessary) from being able to directly or indirectly through any other Person: (i) influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate; and (ii) interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.5	Understanding of Covenants. The Executive affirmatively represents, acknowledges and agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are: (i) reasonable in all respects, including in temporal and geographical scope; (ii) necessary to protect the Company’s legitimate business interests, including its and its Affiliates’ Trade Secrets and Confidential Information, good will, contractual and business relationships, investment in its workforce, and customer relations; and (iii) narrowly tailored, based upon input from all parties, to protect the Company’s legitimate business interests without unduly circumscribing Executive’s rights and interests. The Executive further affirmatively represents, acknowledges and agrees that she would not reap the benefits of the Stock Purchase Agreement but for the Executive’s entering into this Agreement. Finally, the Executive and the Company intend that Restrictive Covenants shall be deemed to be a series of separate covenants, one for each county or province of each and every state or jurisdiction within the Restricted Area and one for each month of the Restricted Period.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that she is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit her ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but she nevertheless believes that she has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given her education, skills and ability), the Executive does not believe would prevent her from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.6	Enforcement. The Executive agrees that the Executive’s services are unique and that she has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6, if and when final judgment of a court of competent jurisdiction is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Successors and Assigns.

(a)	This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF TEXAS WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

12.

Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding, the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	Entire Agreement. This Agreement, the Stock Purchase Agreement and the Stockholders’ Agreement embody the entire agreement of the parties hereto respecting the matters within its scope. This Agreement, the Stock Purchase Agreement and the Stockholders’ Agreement supersede all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. The parties hereto acknowledge and agree that (i) this Agreement, the Stock Purchase Agreement and the Stockholders’ Agreement include provisions related to the same or similar rights and obligations of the parties hereto and thereto, as applicable, including with respect to non-competition, non-solicitation and confidentiality restrictions, among others, and (ii) all such provisions, whether contained in this Agreement, the Stock Purchase Agreement or the Stockholders’ Agreement are intended by the Parties hereto and thereto, as applicable, to co-exist with and apply in addition to, and not in lieu or modification of, any provisions contained in any other agreement. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. For purposes of clarity, the Prior Employment Agreement and the Prior Non-Competition Agreement are each superseded in their entirety and are of no further force or effect after the Effective Time.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.	Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

Francesca’s Holdings Corporation

3480 W. 12th Street

Houston, TX 77008

Attention: General Counsel

Telephone: (713)864-1358

Facsimile: (713)426-2751

and, with a copy (which shall not constitute notice) to:

Locke Lord Bissell & Liddell LLP

2200 Ross Avenue, Suite 2200

Dallas, TX 75201

Attention: Donald A. Hammett, Jr., Esq.

Telephone: (214)740-8582

Facsimile: (214)740-8800

and, with a copy (which shall not constitute notice) to:

CCMP Capital Advisors, LLC

245 Park Avenue, 16th Floor

New York, NY 10167

Attention: Stephen P. Murray

Telephone: (212)600-9600

Facsimile: (212) 599-3481

and, with a copy (which shall not constitute notice) to:

Times Square Tower

7 Times Square

New York, NY 10036

Attention: Harvey M. Eisenberg, Esq.

Telephone: (212) 326-2000

Facsimile: (212) 326-2061

if to the Executive, to the address most recently on file in the payroll records of the Company.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges that O’Melveny & Myers LLP is counsel to the Company and does not represent (and has not provided any advice or counsel to) Executive. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, Parent, Francesca’s and the Executive have executed this Agreement as of the date first written above.

“PARENT”

FRANCESCA’S HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ John De Meritt
Name:	John De Meritt
Title:	President/CEO

“FRANCESCA’S”

FRANCESCA’S COLLECTIONS, INC., a Texas corporation

By:	/s/ John De Meritt
Name:	John De Meritt
Title:	President

“EXECUTIVE”

/s/ KYONG YI GILL
KYONG YI GILL

Gill Employment Agreement